                                                                 EXHIBIT 10.30


                               LICENSE AGREEMENT

     AGREEMENT ("Agreement") entered into as of February 1, 1996, ("Effective Date") by and between White Consolidated Industries, Inc., a Delaware Corporation, having its principal office at 11770 Berea Road, Cleveland, Ohio 44111 ("Licensor"), and Salton/Maxim Housewares, Inc., a Delaware Corporation, having its principal office at 550 Business Center Drive, Mt. Prospect, Illinois 60056 (hereinafter referred to as "Licensee").

     WHEREAS, Licensor is the owner of the trademark White-Westinghouse and associated designs and trade dress (together, the "Trademark"), and is using the Trademark throughout the World, and

     WHEREAS, Licensor has the right to grant Licensee the license, right and permission to use the Trademark, and

     WHEREAS, Licensee is in the business of manufacturing, distributing and selling articles described and specified hereinafter (the "Products"), and desires to secure the license, right and permission to use the Trademark upon, and in connection with, the manufacturing, distributing and selling of such Products; and

     WHEREAS, the Products that are the subject of this Agreement have been defined by the parties as small kitchen appliances listed on Exhibit A hereto (and any other articles which the parties mutually agree to be subject to the provisions of this Agreement which, in accordance with the terms of this Agreement, bear the Trademark (collectively, the "Trademarked Product").

     WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to accept from Licensor, a license to use the Trademark in the design, manufacture, advertising, sale and promotion of the Products, subject to each of the terms, provisions and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions contained herein, the parties hereto do hereby agree as follows:

ARTICLE 1
GRANT OF LICENSE AND DESIGNATION OF TRADEMARK PRODUCTS

Effective upon the execution of this Agreement, Licensor hereby grants to Licensee, for the period hereinafter specified and upon the terms, provisions and conditions of this Agreement, the exclusive right and license to use the Trademark within the geographic area described in Article 2 hereof, in the design, manufacture, advertising, sale and promotion of the Trademarked Product.

In the event of any good faith disputes between the parties to this Agreement regarding the definition of Trademarked Product, the final decision regarding such definition shall rest in Licensor's sole and absolute discretion. The rights granted to Licensee herein are limited to use on or in connection with the Trademarked Product and Licensee specifically agrees not to use the Trademark in any manner or on any product, service or item, except as set forth in this Agreement.

ARTICLE 2
GEOGRAPHIC AREA

The rights granted to Licensee hereunder may be exercised by Licensee within the USA and Canada (the "Territory"), and Licensee shall have exclusive rights with respect to the use of the Trademark in connection with the Trademarked Product. Upon Licensee's request, Licensor may, in its discretion, extend the areas in which Licensee may exercise said rights, but any such extension shall, in each instance, be evidenced by a written and duly executed amendment to this Agreement for such periods and upon such terms and conditions as shall be determined by Licensor. From time to time Licensor may wish to purchase Trademarked Product for sale outside the Territory. Licensee agrees to sell Trademarked Product to Licensor at the same price Licensee sells Trademarked Product to its best customer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF LICENSOR

3.1 ORGANIZATION AND POWER. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Licensor has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

3.2 AUTHORIZATION. The execution, delivery and performance by Licensor of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Licensor is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

3.3 NO VIOLATION. Licensor is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

3.4 OWNERSHIP OF TRADEMARK. Licensor is the owner of the Trademark and, to Licensor's knowledge, the use of the Trademark in the design, manufacture, advertising, sale and promotion of any of the Trademarked Product will not infringe any intellectual property or any other rights of any third party.

3.5 RIGHT TO GRANT LICENSE. Licensor has the full right, power and authority to grant the license as set forth in Article 1 hereof.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LICENSEE

4.1 ORGANIZATION AND POWER. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Licensee has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.2 AUTHORIZATION. The execution, delivery and performance by Licensee of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Licensee is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

4.3 NO VIOLATION. Licensee is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

ARTICLE 5
TERM OF AGREEMENT

5.1 CONTRACT TERM. The Contract Term of this Agreement commence on the date first mentioned above and ending on [*] at midnight Eastern Standard
Time, unless sooner terminated pursuant to the terms of this Agreement.

5.2 EXTENSION TERMS.

    [*]

* Denotes Confidential Treatment

ARTICLE 6
ROYALTIES

6.1 EARNED ROYALTIES. Subject to of Article 7 hereof, Licensee shall pay to Licensor for the rights granted hereunder a sum equal to the following percentages of the Net Invoice Value of Trademarked Products Sold by Licensee (the "Royalties"):


[*]

The Royalties shall be remitted in accordance with Section 7.4 of this Agreement.

6.2 DEFINITION OF NET INVOICE VALUE. As used throughout this Agreement, the term "Net Invoice Value" shall mean the aggregate of the invoiced amounts of Trademarked Product sold by Licensee, less (a) returned goods, refunds, credits and allowances actually made or allowed to customer with respect to Trademarked Product, (b) freight or handling charges charged to customers or incurred on returned goods, and (c) sales and excise taxes actually paid ("NIV").

Article 7
MINIMUM ROYALTY PAYMENTS

7.1 MINIMUM ROYALTIES. Notwithstanding anything to the contrary set forth herein, Licensee shall pay to the Licensor aggregate, cumulative Minimum Royalties by the end of the Contract Term and any applicable Extension Term as follows (The Per Term Minimum Royalties is for information purposes only):


                           Per Term in Thousands     Cumulative

[*]




* Denotes Confidential Treatment

[*]

7.2 INITIAL ROYALTY PAYMENT. Licensee shall pay Licensor an initial royalty payment (the "Initial Royalty Payment") of [*] upon execution of this Agreement. The Initial Royalty Payment shall be applied against the first Royalties payable pursuant to Section 7.4 of this Agreement.

7.3 MINIMUM ROYALTY PAYMENTS. To the extent that the aggregate, cumulative, Minimum Royalties set forth above exceeds the aggregate, cumulative Earned Royalties paid to Licensor by the end of the Contract Term or Extension Term, as applicable, Licensee shall pay Licensor such excess with the Royalty payment for the last fiscal quarter of the Contract Term or such Extension Term, as applicable, in accordance with Section 7.4

7.4 APPLICATION OF EARNED ROYALTIES.  The Earned Royalties to be paid under
Article 6 shall be applied against the Minimum Royalties due under this Article 7, and Licensee shall pay by each due date specified in this Article 7 the sum of: (i) the Minimum Royalties as specified above; plus (ii) the excess, if any, of the Earned Royalties (per Article 6) over the Minimum Royalties for the then current term payable by such due date (such sum hereinafter referred to as the "Royalty Payment"). Each Royalty Payment, payable in US currency, shall be remitted by check at Licensor's address as provided in this Agreement.

7.5 QUARTERLY REPORTS OF SALES AND ROYALTY PAYMENTS.  On or before the twentieth
(20th) day of each January, April, July and October during the Contract Term and any Extension Term, Licensee shall deliver to Licensor the following: (i) a written statement, certified to be true and correct by the Chief Financial Officer of Licensee, setting forth the Gross and NIV sales for each Trademarked Product during the preceding calendar quarter and a calculation of the Royalties payable under Article 6 and 7 of this Agreement for such period, and
(ii) a check payable to Licensor in full payment of the amount due under
Article 6 and 7 of this Agreement for such period. Each Royalty payment, payable in US currency, shall be remitted by check at Licensor's address as provided in this Agreement.

ARTICLE 8
MINIMUM SALES OF TRADEMARKED PRODUCT

8.1 FAILURE TO MEET REQUIRED MINIMUM SALES. Licensee shall use its best efforts advertise and sell Trademarked Product in the Territory during the term of this Agreement. Should Licensee fail to achieve the aggregate, cumulative NIV sales set forth below in this Article 8 (the per term NIV sales is for information purposes only), then Licensor may, at its option, elect to terminate this Agreement by written notice delivered to Licensee within [*] after the

* Denotes Confidential Treatment
end of any period in which Licensee failed to achieve such required minimum sales. Such termination shall be effective upon delivery of said notice but shall not affect Licensee's outstanding indebtedness to Licensor or any of the provisions relating thereto.



                           NIV Sales per Term  Cumulative NIV Sales

[*]


ARTICLE 9
ADVERTISING AND ART WORK

9.1 ADVANCE SUBMISSION. Licensee shall submit to Licensor for approval all advertising and promotional items, programs and materials relating to the Trademarked Product at least fourteen (14) days prior to intended usage. Licensor shall provide Licensee with written approval or disapproval within ten
(10) business days after Licensor's receipt thereof. Should Licensor disapprove, its written notice shall explain in detail the reasons for disapproval so that Licensee may prepare and submit new advertising and art work.

9.2 ART WORK. Licensor shall make available to Licensee any and all necessary film, photostats, artwork and full color reproductions of its Trademark, artwork, designs and other materials necessary for Licensee's use in accordance with this Agreement.

9.3 EXPENSE REIMBURSEMENT. Licensee shall reimburse Licensor's reasonable out-of-pocket expenses, including, reasonable hourly charges for creative personnel incurred by Licensor in the preparation for Licensee, when and if required, of new artwork, mechanicals, and film. All charges shall be agreed to prior to the time such expenses are incurred, and all sums due to Licensor under this Article 9 shall be paid by Licensee upon receipt of an appropriate invoice.

* Denotes Confidential Treatment

ARTICLE 10
LICENSEE'S RECORDS

Licensee shall keep and maintain at its regular place of business separate and complete books and records of all business transacted by Licensee in connection with the Trademarked Product, including, but not limited to, books and records relating to Gross and NIV of sales and orders for Trademarked Product. Such books and records shall be maintained in accordance with generally accepted accounting principles and procedures consistently applied. Licensor or its duly authorized agents or representatives shall have the right to inspect said books and records at Licensee's premises during Licensee's regular business hours upon reasonable prior notice to Licensee.

ARTICLE 11
LICENSEE'S ANNUAL REPORTS AND ANNUAL ROYALTY PAYMENTS

On or before the fifteenth (15th) day of the second (2nd) month following the end of Licensee's fiscal year, Licensee shall render to Licensor a statement certified by Licensee's Chief Financial Officer disclosing gross and NIV value of sales, Royalties due and Royalties paid for Licensee's preceding fiscal year, and for any Contract or Extension Term which ended within said fiscal year. If said statement discloses that Licensee has paid Royalties in excess of the amounts required to be paid, Licensor shall apply said excess to the next Royalty payment or, if no further Royalty payments are due, such excess shall be remitted to Licensee.

ARTICLE 12
AUDIT BY LICENSOR

If Licensor so chooses, it may (at its expense, except as provided below) cause its independent accountants to audit or review, upon reasonable prior notice to Licensee, all books and records of Licensee pertaining Trademarked Product. Licensor shall deliver to Licensee not later than sixty (60) days from Licensor's receipt of the applicable Report a statement describing its objections (if any) to Licensee's determination of the Royalties for the applicable period. Each of Licensor and Licensee shall use reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after Licensor has submitted its objections, any remaining disputes will be resolved by an accounting firm mutually agreeable to Licensor and Licensee (the fees and expenses of such firm to be paid by Licensor, except as provided below). If Licensor and Licensee are unable to mutually agree on such an accounting firm, a "big-six" accounting firm shall be selected by lot after eliminating one firm designated as objectionable by each of Licensor and Licensee. The determination of any accounting firm so selected shall be conclusive and binding upon the parties. In the event any such audit or review as finally determined pursuant to this Article 12 shall disclose that Licensee has underpaid Royalties for any reporting period, Licensee shall forthwith upon written demand of Licensor pay the amount, if any, by which the Royalties owing exceed Royalties paid, plus interest of ten percent (10%) per annum on such amounts, accruing from the date on which such amounts were due to the date on which sum amounts are paid. Should such audit disclose that the Royalties paid exceeded the Royalties due, any excess amount revealed by such audit will be remitted to Licensee. If Licensor causes its own independent accountants to review the Reports described herein and the effect of such review as finally determined pursuant to this Article 12 is that the amount of the Royalties for the applicable period is understated by two percent (2%) or more, then Licensee shall pay the reasonable costs of Licensor's independent accountant and the reasonable costs of any mutually selected accountant or other accountant selected pursuant to this Article 12.

ARTICLE 13
LICENSEE OBLIGATIONS

13.1 LICENSEE DILIGENCE. Licensee shall use its best efforts to sell Trademarked Product. Licensor shall have the right to terminate this Agreement upon written notice to Licensee in the event that Licensee shall fail to sell any Trademarked Product for a period of ninety (90) consecutive days.

13.2 LICENSOR INSPECTION RIGHTS. Licensor shall have the right upon reasonable prior notice to Licensee to inspect any of Licensee's facilities pertaining to the Trademarked Product during regular business hours. Licensor shall conduct such inspection in the presence of an officer, partner or authorized representative of Licensee.

13.3 NO COMPETITION WITH TRADEMARKED PRODUCT. During the term of this Agreement, Licensee shall not enter another license Agreement for products that would directly compete with the Trademarked Product.

ARTICLE 14
APPROVALS AND QUALITY STANDARDS

14.1 ADVANCE APPROVAL.   Prior to any use of any Trademark, Licensee shall, at
Licensee's expense, submit to Licensor, for Licensor's written approval, the following: (a) two (2) specimens of each Product on which the Trademark is to appear (the "Specimens"); (b) all artwork which Licensee intends to use in connection with the Trademark; and (c) all packaging, advertising and promotional literature which Licensee intends to use in the marketing or merchandising of the Trademarked Product. Licensor shall give Licensee written notice of approval or disapproval within ten (10) business days from its receipt of the Specimens, and should Licensor disapprove, its written notice shall explain in detail the reasons for disapproval so that Licensee may prepare and submit new specimens and/or samples.

14.2 STANDARDS. After Licensor has given its written approval of said Specimens, then the approved product, quality, packaging, advertising and promotional literature shall be the standard for all Trademarked Product produced thereafter (the "Approved Quality").

14.3 PERIODIC SAMPLES. Thereafter, consecutively at four (4) month intervals, Licensee shall, at Licensee's expense, submit to Licensor not less than two (2) randomly selected production run samples of the Trademarked Product.

14.4 APPROVED QUALITY STANDARDS. Without the prior written approval of Licensor, Licensee shall not sell or distribute any Trademarked Product which deviates from the Approved Quality more than the deviation which would occur as a result of normal deviations in raw material characteristics.

14.5 PRODUCT SERVICING AND REPAIRS. Licensee will propose, in a timely manner, a mechanism by which Licensee will respond to inquiries from consumers and third party appliance repair vendors regarding the operation of Trademarked Product and the procedures for obtaining parts for, or repairs to, Trademarked Product which mechanism shall be designed to minimize any confusion with Licensor's existing customer service operations.

14.6 PERIODIC REVIEW MEETINGS. Licensee will conduct periodic meetings with Licensor to review Licensee's progress and performance under the terms of this Agreement.

ARTICLE 15
RESTRICTIONS UPON SUBCONTRACTS

Licensee shall not enter into subcontracts for the manufacture of Trademarked Product without the express written consent of Licensor, which consent shall not be unreasonably withheld. Licensee is responsible for the work of any subcontractor and for any debts, obligations or liabilities incurred by any such subcontractor in connection with the Trademark Product. Licensee shall discontinue using any subcontractor who shall fail to comply with the Approved Quality standards.

ARTICLE 16
ASSIGNMENT; TRANSFERS; SUBLICENSE

Except as otherwise explicitly provided herein, Licensee may not enter into any sublicense for the use of the Trademark by others. This Agreement shall not be assignable by Licensee without the prior written consent of Licensor. Such consent shall not be unreasonably withheld, except that no such prior written consent shall be required for any assignment of this Agreement by Licensee to a successor in interest of Licensee as a result of any merger, consolidation or other corporate reorganization involving Licensee or a sale by Licensee of a substantial part of its assets provided that no more than twenty percent (20%) of the business of such successor (measured by revenues) competes directly with Licensor.

ARTICLE 17
NO DILUTION OF TRADEMARK OR ATTACK UPON TRADEMARK

17.1 LIMIT ON USE. Licensee shall not at any time use, promote, advertise, display or otherwise publish any Trademark or any material utilizing or reproducing any Trademark in whole or in part, except as specifically provided in this Agreement, without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

17.2 NOTICE. Licensee shall cause to appear on all Trademarked Product and on all materials on, or in connection with which, any Trademark is used, such legends, markings, and notices as may be required by law to give appropriate notice of all trademark, trade name or other rights therein or pertaining thereto.

17.3 MATERIALS AND DOCUMENTS. Licensee shall provide all materials and execute all documents required by law incident to the maintenance and/or preservation of the Trademark and Licensor's rights therein.

17.4 NO CONTEST OF TRADEMARK VALIDITY. Licensee shall not contest the validity of the Trademark or any rights of Licensor therein, nor shall Licensee willingly become an adverse party in litigation in which others shall contest the Trademark or Licensor's said rights. In addition thereto, Licensee shall not in any way seek to avoid its obligations hereunder because of the assertion or allegation by any persons, entities or government agencies, bureaus, or instrumentalities that any Trademark is invalid or ineffective or by reason of any contest concerning the rights of Licensor therein.

17.5 NO OTHER TRADEMARK PROTECTION. Licensee shall not seek any state, Federal, foreign or other statutory trademark or service mark or other protection for the Trademark as they are used in connection with the Licensee's goods or services and all use of the Trademark shall be for the sole benefit of Licensor.

ARTICLE 18
INFRINGEMENT AND OTHER TRADEMARK LITIGATION

18.1 TRADEMARK DEFENSE. Licensee shall apprise Licensor immediately upon discovery of any possible infringement of the Trademark which comes to the attention of Licensee. Licensor, at its sole cost and expense, and in its own name, may prosecute and defend any action or proceeding which Licensor deems necessary or desirable to protect the Trademark, including but not limited to actions or proceedings involving their infringement. Upon written request by Licensor, Licensee shall join Licensor at Licensor's sole expense in any such action or proceeding. However, Licensee shall not commence any action or proceeding to protect the Trademark or any action or proceeding alleging infringement thereof without the prior written consent of Licensor. Licensee may prosecute and defend, at its sole expense and in its own name, any action or proceeding to protect its designs or styles. Any and all damages recovered in any action or proceeding commenced by Licensor shall belong solely and exclusively to Licensor.

18.2 NO LIABILITY FOR VIOLATION. Licensor shall have no liability to Licensee or any other person, nor shall there be by any right of contribution against Licensor therefor, for any action or proceeding alleging any violation of any antitrust, trade regulation, or similar statute, or for unfair competition. Furthermore, in the event of any threatened or actual action or proceeding in which Licensee and Licensor are or may be charged with jointly violating any antitrust, trade regulation or similar statute, or any law pertaining to unfair competition, Licensee may, at its option, elect to be represented in such threatened or actual action or proceeding by Licensor's counsel at no cost to Licensee for fees, costs or expenses. Should Licensee elect in such event to be represented by Licensor's counsel, then Licensee shall relinquish any right to control or direct such threatened or actual action or proceeding and Licensor shall maintain full control thereof. Such representation of Licensee shall continue only so long as Licensor's counsel, in its sole and absolute discretion, believes that it may properly and ethically represent both Licensor and Licensee. In the event that Licensor's counsel decides that it may no longer properly and ethically represent both Licensor and Licensee, then Licensor's counsel shall continue to represent Licensor only, and Licensee's continued defense shall be at Licensee's sole expense and shall be conducted by separate counsel.

ARTICLE 19
ADDITIONAL RESTRICTIONS UPON USE OF THE TRADEMARK

It is the intention of the parties hereto and the purpose of this Article 19 that all of the Trademarked Product be identified to the general public by the Trademark. Licensee shall use a registration indicator in the form of a circled-R or "TM" symbol in conjunction with the Trademark when so instructed by the Licensor. Licensee further agrees to assist Licensor, at Licensor's expense, in obtaining registrations for the Trademark in the event any Trademark is not yet registered for the Trademarked Product. Licensee shall use notice language in the manufacture, sale, advertising or other promotion of the Trademarked Product as follows:

"White-Westinghouse is a registered trademark of White Consolidated Industries, Inc., and is used under license" or other such language as Licensor designates in writing.

ARTICLE 20
DEFAULTS BY LICENSEE

20.1 DEFAULTS. Except as otherwise expressly provided in this Agreement, in the event Licensee shall default in the performance of any of the terms, conditions or obligations to be performed by Licensee hereunder, and if such default involves the payment of money and the same shall not be cured within [*] after Licensor gives written notice to Licensee of such default, or if such default involves performance other than the payment of money and the same is not cured within [*] after Licensor gives written notice to Licensee of such default, then and in any such event, Licensor may immediately and without prior notice terminate this Agreement and all of the rights and obligations hereunder (except as otherwise expressly provided by this Agreement). In the event that a Receiver is appointed to, or one or more creditors take possession of all, or substantially all, of the assets of Licensee, or if Licensee shall make a general assignment for the benefit of creditors, or if any action is taken or suffered by Licensee under any state or Federal insolvency or bankruptcy act, then this Agreement and all of the rights and obligations hereunder (except as otherwise expressly provided by this Agreement) shall immediately, and without notice or need of any further action by any party hereto, terminate.

* Denotes confidential treatment.

20.2 TIME FOR PERFORMANCE. The time for performance of any act required of either party shall be extended by a period equal to the period during which such party was reasonably prevented from performance by fire, flood, storm, or other like casualty beyond such party's control.

ARTICLE 21
LICENSOR'S RIGHTS UPON TERMINATION

21.1 RIGHTS UPON TERMINATION. In the event this Agreement is terminated for any reason, or expires according to its terms, Licensee shall assign, transfer and transmit to Licensor any and all rights of Licensee in the Trademark, including associated goodwill, and shall not thereafter manufacture, sell, or use the Trademark in any manner; provided that Licensee may continue to use the Trademark in connection with the advertising and sale of Trademarked Product and may continue to use the Trademark in connection with the manufacture of Trademarked Product, which are in the process of being completed at time of said termination, for [*] after the termination of this Agreement; further provided, however, that all sums then due to Licensor pursuant to this Agreement have first been paid; and further provided, that Licensee shall, within [*] after said termination, deliver to Licensor a detailed schedule of all inventory of Trademarked Product in Licensee's possession (constructive or otherwise). After the expiration of the aforesaid [*] period, Licensee shall destroy all Trademarked Product and packaging and promotional material remaining in Licensee's possession which are identified in any manner by or with the Trademark. Notwithstanding the above, Licensor shall have the right to purchase such excess stock of Trademarked Product, in whole or in part, prior to any sale or offer of sale by Licensee to any third party, for an amount equal to the wholesale cost of such Trademarked Product as indicated in Licensee's then current catalogue.

21.2 CONTINUATION OF AGREEMENT TERMS. Licensee shall continue to abide by the terms of this Agreement with respect to such Trademarked Product during the [*] period specified in Section 21.1 of this Agreement. Upon termination of the aforesaid [*] period, all labels, signs, packages, wrappers, cartons, circulars, advertisements, and other items bearing or containing any reproduction or representation of any Trademark shall automatically and without cost to Licensor become the property of Licensor, and Licensee shall immediately deliver the same to Licensor's place of business or other location designated by Licensor. The reasonable cost of such delivery shall be paid by Licensor.

21.3 LICENSEE'S OBLIGATIONS. The termination of this Agreement for any reason shall not relieve Licensee of any accrued obligations to Licensor nor shall such action relieve Licensee of any obligation or duty which accrued on or after the termination or expiration of this Agreement.

21.4 NO RIGHT IN LICENSEE. Except for the right to use the Trademark as specifically provided for in this Agreement, (i) Licensee shall have no right, title or interest in or to the Trademark; and (ii) upon and after the termination of this Agreement, all rights granted to Licensee hereunder, together with any interest in and to the Trademark that Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to the Licensor. In

* Denotes Confidential Treatment
addition, Licensee shall execute any instruments requested by Licensor to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein.

21.5 SURVIVAL OF TERMS. The provisions of this Article 21 shall survive the termination (or expiration) of this Agreement.

ARTICLE 22
LICENSOR COVENANT

During the Contract Term or Extension Terms hereof, Licensor agrees that it will not, either alone or acting together with a third party, manufacture, market, sell or distribute any Product in the Territory, provided that during the final [*] days of any Contract or Extension Term hereof, and upon prior written notice to Licensee, Licensor shall have the right to design and manufacture such products and to negotiate and conclude such agreements as it desires pursuant to which it may grant licenses to any party or parties of any or all of the rights herein granted to Licensee; provided, however, that no such products shall be shipped by Licensor or any third party other than Licensee prior to the expiration or termination of this Agreement (exclusive of the additional [*] period as provided in Article 21 hereof).

ARTICLE 23
GOODWILL

Licensee acknowledges and recognizes that the Trademark is of substantial significance and value to Licensor and that said Trademark has acquired valuable secondary meaning, value and goodwill. Except as may be otherwise specified in this Agreement, Licensee shall not use any Trademark or any name or symbol similar thereto as part of its name or symbol or as part of the name or symbol of any corporation, partnership, joint venture, proprietorship or other entity or person which it controls or with which it is affiliated.

ARTICLE 24
INSURANCE

Licensee shall at all times carry product liability insurance with respect to the Trademarked Product with a limit of liability of not less than $ [*] and Licensor shall be named therein as an additional insured as its interests may appear. Such insurance may be obtained in connection with a policy of product liability insurance which covers products other than the Trademarked Product and shall provide for at least thirty (30) days prior written notice to Licensor of the cancellation or substantial modification thereof. Licensee shall deliver to Licensor a certificate evidencing the existence of such insurance policies promptly after their Issuance.

ARTICLE 25


* Denotes Confidential Treatment

AGENTS, FINDERS AND BROKERS

Each of the parties to this Agreement shall be responsible for the payment of any and all agent, brokerage and/or finder commissions, fees and related expenses incurred by it in connection with this Agreement or the transactions contemplated hereby and shall indemnify the other and hold it harmless from any and all liability (including, without limitation, reasonable attorney's fees and disbursements paid or incurred in connection with any such liability) for any agent, brokerage and/or finder commissions, fees and related expenses claimed by its agent, broker or finder, if any, in connection with this Agreement or the transactions contemplated hereby. Licensor's sole agent/finder/broker in connection with this Agreement is Leveraged Marketing Corporation of America ("LMCA") with offices at 156 West 56th Street, New York, New York 10019. All commissions, fees, and/or other monies due LMCA in connection with this Agreement shall be borne exclusively by Licensor as per the Agency Agreement of March 1, 1995.

ARTICLEE 26
RESERVED RIGHTS

Rights not herein specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation. Any use by Licensor of such reserved rights, including but not limited to the use or authorization of the use of any Trademark in any manner whatsoever not inconsistent with Licensee's right hereunder, shall not be deemed to be interference with or infringement or any of Licensee's rights.

ARTICLE 27
APPLICABLE LAW

This Agreement shall be construed and governed, in all respects, by the law of the State of Ohio applicable to contracts made and to be performed in that state without reference to any provisions relating to conflicts of law. Any legal action or proceeding of any sort against Licensor by or on behalf of Licensee shall be brought in a court of competent jurisdiction in Cuyahoga County, Ohio.

ARTICLE 28
NON-AGENCY OF PARTIES

This Agreement does not constitute or appoint Licensee as the agent or legal representative of Licensor, or Licensor as the agent or legal representative of Licensee, for any purpose whatsoever. Licensee is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of, Licensor or to bind Licensor in any manner or thing whatsoever, nor is Licensor granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensee, or to bind Licensee in any manner or thing whatsoever. No joint venture or partnership between the parties hereto is intended or shall be inferred.

ARTICLE 29
AMENDMENTS AND WAIVERS

This Agreement may be amended or modified only in a writing executed by the parties hereto, and either party hereto may waive any of its rights hereunder or performance by the other party of any of its obligations hereunder, only by instrument in writing. In the event either party hereto shall at any time waive any of its rights under this Agreement or the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations, or a waiver of any other rights or obligations.

ARTICLE 30
ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties as to the Trademark Products, and supersedes all prior agreements and understandings relating to the subject matter hereof.

ARTICLE 31
SEPARABILITY OF PROVISIONS

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

ARTICLE 32
COUNTERPARTS; HEADINGS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein are set out for convenience of reference only and shall not be deemed a part of this Agreement.

ARTICLE 33
BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, subject to the provisions of Article 16 of this Agreement, their respective permitted successors and assigns.

ARTICLE 34
INDEMNIFICATION

34.1 LICENSOR INDEMNIFIED PARTIES; BASIC INDEMNIFICATION. For purposes of this Section, "Licensor Indemnified Parties" refers to Licensor and officers, directors, employees and agents of Licensor. Licensee shall indemnify and hold harmless the Licensor Indemnified Parties and each of them from and against the costs and expenses (including, without limitation, reasonable attorneys fees and costs) of any and all claims, suits, losses, damages, costs, demands, obligations, investigations, causes of action, and judgments arising out of:

[*]

34.2 LICENSEE INDEMNIFIED PARTIES; BASIC INDEMNIFICATION. For purposes of this Section, "Licensee Indemnified Parties" refers to Licensee and officers, directors, employees and agents of Licensee. Licensor shall indemnify and hold harmless the Licensee Indemnified Parties and each of them from and against the cost and expenses (including, without limitation, reasonable attorneys' fees and costs) of any and all claims, suits, losses, damages, costs, demands, obligations, investigations, causes of action, and judgments arising out of any assertion or allegation by any persons, entities or government agencies that any Trademark infringes any trademark, trade name or any other personal or property right of a third party.

34.3 INDEMNIFICATION FOR BREACH. Each party hereto shall indemnify and forever hold harmless the other party against and from any and all claims, suits, losses, damages, costs, obligations, liabilities, judgments, damages and expenses, including without limitation, reasonable attorneys'


* Denotes Confidential Treatment
fees arising out of breach or alleged breach by such party of any provision of this Agreement, or any misrepresentation made by such party herein or any act not expressly authorized herein.

34.4 SURVIVAL OF TERMS. The provisions of this Article 34 shall survive the termination (or expiration) of this Agreement.

ARTICLE 35
INFORMATION

35.1 CONFIDENTIALITY. Licensor and Licensee may from time to time disclose to each other sales, engineering, applications, drawings, designs and any other knowledge, information, techniques, know-how or data pertaining to the manufacture, use, application, marketing, distribution and sale of the Trademarked Product or other products of Licensor or Licensee (the "Information"). Each party hereto shall hold in confidence all such data and information and shall not disclose such data and information except to such personnel and employees as are necessary for the effective performance of this Agreement or as otherwise permitted by this Agreement. Licensor and Licensee shall cause all data, documents or other written or printed materials embodying the Information to be plainly marked to indicate the secret and confidential nature thereof and to prevent unauthorized access thereto, or reproduction or use thereof. Licensor and Licensee shall take any necessary action, including court proceedings, to comply and to compel compliance with the provisions of this Article 35. The obligations undertaken by Licensor and Licensee pursuant to this Article 35 shall not apply to any such data or information which is or becomes published or otherwise generally available to the public without fault of a party hereto or is otherwise lawfully acquired by a party hereto and such obligations shall, as so limited, survive the expiration or termination of this Agreement. Upon termination of this Agreement, either Party hereto may request the prompt return of all written materials received from the other Party including originals, copies, extractions, translations and reproductions thereof. This Agreement is not intended to and shall not be construed to give either Party any vested right, title or interest in the Trademarked Product or the Information.

35.2 SURVIVAL OF TERMS. The provisions of this Article 35 shall survive the termination of this Agreement.

ARTICLE 36
PUBLIC ANNOUNCEMENTS

Unless expressly approved in advance in writing by the other party, neither party shall make any public announcement regarding the subject matter or existence of this Agreement except as required by law. If such announcement is required by law, the announcing party shall give the other party reasonable notice of such announcement and shall consult with the other party regarding such announcement.

ARTICLE 37
ADDRESSES FOR NOTICE

All notices, statements, consents, instructions or other documents required or authorized to be given hereunder shall be in writing, and shall be delivered personally to an officer, partner or authorized representative of the other party or by facsimile and confirmed by certified mail, return receipt requested, addressed to the parties concerned as follows:


to Licensee at:         Salton/Maxim Housewares, Inc.
                        550 Business Center Drive
                        Mt. Prospect, Illinois 60056
                        Facsimile: 708-803-8080

with copies to:         Neal Aizenstein, Esq.
                        Sonnenschein Nath & Rosenthal
                        8000 Sears Tower
                        Chicago, Illinois 60606
                        Facsimile: 312-876-7934


and to Licensor at:     White Consolidated Industries, Inc.
                        11770 Berea Road
                        Cleveland, Ohio 44111
                        Facsimile: 216-252-8158


with copies to:         Ms. M. Sharon Schiller, Trademark Counsel
                        White Consolidated Industries, Inc.
                        11770 Berea Road
                        Cleveland, Ohio 44111,
                        Facsimile 216-252-8158

and
                        Mr. Allan R. Feldman
                        Leveraged Marketing Corporation of America
                        156 West 56th Street
                        New York, New York 10019
                        Facsimile: 212-581-1461


and shall be deemed to have been given upon receipt.

     IN WITNESS WHEREOF, this Agreement is executed on the day and year first written above.

White Consolidated Industries, Inc. (Licensor)



__________________________________________________

By:  Stanley R. Miller
     Assistant Secretary



Salton/Maxim Housewares, Inc. (Licensee)


__________________________________________________

By:  William B. Rue
     Senior Vice President/COO

                                                                 EXHIBIT A

[*]




                       * Denotes Confidential Treatment